As filed with the Securities and Exchange Commission on June 30, 2011

Registration No. 333-29765

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________

Post-Effective Amendment No. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

___________

PVH CORP.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-1166910 (I.R.S. Employer Identification Number)
200 Madison Avenue New York, New York 10016 (212) 381-3500 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
Mark D. Fischer, Esq.
Senior Vice President,
General Counsel and Secretary
200 Madison Avenue
New York, New York  10016
(212) 381-3500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

PHILLIPS-VAN HEUSEN CORPORATION

1997 STOCK OPTION PLAN

(Full title of the plan)

___________

With Copy to:

MARTHA N. STEINMAN, ESQ. DEWEY & LeBOEUF LLP 1301 AVENUE OF THE AMERICAS NEW YORK, NY 10019 (212) 259-8000

___________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒ Accelerated filer □        Non-accelerated filer □        Smaller reporting company □
(do not check if a smaller
reporting company)

Explanatory Note

PVH Corp. (the “Registrant”) is filing this Post-Effective Amendment No. 2 to Registration Statement on Form S-8, Registration No. 333-41068, initially filed with the Securities and Exchange Commission (the “SEC”) on June 20, 1997 (the “1997 Form S-8”). The Registrant is making this filing to deregister shares of the its common stock, par value $1.00 per share (the “Common Stock”), registered under the 1997 Form S-8 for issuance, offer or sale pursuant to the Registrant’s 1997 Stock Option Plan (the “1997 Plan”).  A total of 2,500,000 shares of Common Stock were registered for issuance, offer or sale under the 1997 Form S-8.

On June 13, 2006, the stockholders of the Registrant approved the 2006 Stock Incentive Plan (the “2006 Plan”), and on June 23, 2011, the Registrant’s stockholders approved the material terms of the 2006 Plan.  Pursuant to the 2006 Plan, any shares of Common Stock that become available under the 1997 Plan because of expirations, cancellations and terminations of outstanding options without exercise are to be assigned to, and made available for issuance under the 2006 Plan.  Between June 26, 2009 and June 26, 2011, 584 shares of Common Stock underlying options under the 1997 Plan were forfeited because of expirations, cancellations and terminations of such options.  Accordingly, these 584 shares of Common Stock are hereby deregistered.  The 1997 Form S-8, as amended by Post-Effective Amendment No. 1 thereto filed with the SEC on June 20, 2007 (deregistering 20,205 shares of Common Stock that were either (i) not subject to outstanding awards as of June 13, 2006 or (ii) forfeited between June 13, 2006 and June 18, 2007 because of expirations, cancellations and terminations of outstanding options) otherwise continues in effect as to the balance of the shares of Common Stock remaining available for issuance, offer or sale pursuant thereto upon and following the exercise of options previously granted under the 1997 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, PVH Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8/A and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on the 30th day of June, 2011.

PVH CORP.

By:	/s/ Emanuel Chirico
Emanuel Chirico
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 30th day of June, 2011.

Signature	Title
/s/ Emanuel Chirico
Emanuel Chirico	Chief Executive Officer; Director (Principal Executive Officer)
/s/ Michael Shaffer
Michael Shaffer	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Bruce Goldstein
Bruce Goldstein	Senior Vice President and Controller (Principal Accounting Officer)
/s/ Mary Baglivo
Mary Baglivo	Director
/s/ Juan R. Figuereo
Juan R. Figuereo	Director
/s/ Joseph B. Fuller
Joseph B. Fuller	Director
/s/ Fred Gehring
Fred Gehring	Director
/s/ Margaret L. Jenkins
Margaret L. Jenkins	Director
/s/ David A. Landau
David A. Landau	Director

/s/ Bruce Maggin
Bruce Maggin	Director
/s/ V. James Marino
V. James Marino	Director
/s/ Henry Nasella
Henry Nasella	Director
/s/ Rita M. Rodriguez
Rita M. Rodriguez	Director
/s/ Craig Rydin
Craig Rydin	Director
/s/ Christian Stahl
Christian Stahl	Director